                                                                   Exhibit 12 to
                                                              Form 10-K for 2000

                                 Broadwing Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                             and Preferred Dividends
                              (millions of dollars)

                                                   2000         1999        1998        1997        1996
                                                 --------     --------    --------    --------    --------
Pre-tax income from continuing
operations before adjustment
for minority interests in
consolidated subsidiaries or
income or loss from equity investees             $ (306.1)    $  146.1    $  186.8    $  201.7    $  181.0
                                                 --------     --------    --------    --------    --------
Fixed Charges:
  Interest expense, etc                             188.3         65.5        24.2        30.1        27.9
  Appropriate portion of rentals                     10.7          7.7         3.9         3.9         3.0
  Preferred stock dividends of majority
  subsidiaries                                       28.3          4.0        --          --          --
                                                 --------     --------    --------    --------    --------
   Total Fixed Charges                              227.3         77.2        28.1        34.0        30.9
                                                 --------     --------    --------    --------    --------
Pre-tax income (loss) from continuing
operations before adjustment for
minority interests in consolidated
subsidiaries or income or loss from
equity investees plus fixed charges              $  (78.8)    $  223.3    $  214.9    $  235.7    $  211.9
                                                 ========     ========    ========    ========    ========
Preferred dividend requirements                  $    8.1     $    2.1    $   --      $   --      $   --

Total Fixed Charges                                 227.3         77.2        28.1        34.0        30.9
                                                 --------     --------    --------    --------    --------
Total Fixed Charges and preferred dividends      $  235.4     $   79.3    $   28.1    $   34.0    $   30.9
                                                 ========     ========    ========    ========    ========
Ratio of earnings to combined fixed charges
and preferred dividends                              (1.3)         1.8         6.6         5.9         5.9
                                                 ========     ========    ========    ========    ========
Coverage Deficiency                              $  541.5
